EXHIBIT 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

CONTACT:	Stephen G. Rutledge	RELEASE DATE: April 21, 2004
Senior Vice President, CFO
and Chief Investment Officer
(334) 288-3900

ALFA CORPORATION REPORTS RECORD FIRST QUARTER 2004 RESULTS

Montgomery, Alabama (April 21, 2004) — Alfa Corporation (Nasdaq/NM:ALFA) today announced financial results for the three months ended March 31, 2004. Operating income for the quarter was $24,529,610, or $0.30 per diluted share, compared with operating income of $19,896,937, or $0.25 per diluted share for the first quarter of 2003, an increase of 22.1% on a per share basis. Net income, which includes net realized investment gains and losses, was $25,476,887, or $0.32 per diluted share for the first quarter of 2004, compared with $18,729,628, or $0.23 per diluted share for the first quarter of 2003, an increase of 36.0%. Premiums and policy charges for the first quarter of 2004 increased 7.7% to $139,079,736.

Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, said, “I am very pleased with the results of the first quarter. We had a solid quarter in top-line growth, increasing property and casualty earned premium by 7.6% and life premium by 8.1%. Our combined ratio was an outstanding 84.0% derived from both an improvement in loss ratio and a decrease in expense ratio. We have been through a period of unprecedented investment in technology. In 2004 we should see these systems begin to roll out and improve our operations as well as enhance our customer service. While we have spent untold hours on these projects, Alfa employees have not lost focus on the things that have made our company successful. Profitable top-line growth, excellent underwriting and expense control continue to be our recipe for success. These operating results in the first quarter give us a great foundation on which to build for the remainder of 2004.”

Alfa Corporation will host a conference call today at 10:30 a.m. Eastern time. Investors and other interested parties may access the teleconference by calling 1-800-289-0493, or via links located on Alfa’s web site: www.alfains.com. A 30-day Internet replay of the call will also be available from Alfa’s web site.

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market’s National Market under the symbol ALFA.

For unaudited quarterly financial statements for the first quarter ended March 31, 2004, along with additional information, click here: http://www.irinfo.com/alfa/1q04fs.pdf.

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Alfa Corporation Reports First Quarter 2004 Results

April 21, 2004

ALFA CORPORATION

Financial Highlights

(Unaudited)

	Three Months Ended
	March 31,
	2004	2003	Change
Premiums and Policy Charges	$139,079,736	$129,187,339	7.66%

Net Investment Income	22,022,668	21,653,987	1.70%

Other Income	558,875	595,630	(6.17%)

Total Revenues	161,661,279	151,436,956	6.75%

Total Expenses	127,257,403	124,028,952	2.60%

Income Before Provision for Income Taxes	34,403,876	27,408,004	25.52%

Provision for Income Taxes	9,874,266	7,511,067	31.46%

Operating Income*	24,529,610	19,896,937	23.28%

Realized Investment Gains, Net of Tax	947,277	(1,167,309)	181.15%

Net Income	$25,476,887	$18,729,628	36.02%

Operating Income Per Share*
Basic	$0.31	$0.25	22.10%
Diluted	$0.30	$0.25	22.14%

Net Income Per Share
Basic	$0.32	$0.24	34.72%
Diluted	$0.32	$0.23	34.76%

Average Number of Shares Outstanding
Basic	80,097,071	79,330,609
Diluted	80,652,201	79,903,268

*	Management believes that operating income and operating income per share, non-GAAP financial measures, serve as meaningful tools for assessing the profitability of the Company’s ongoing operations. Operating income is defined by the Company as net income excluding realized investment gains and losses, net of applicable taxes. Operating income per share represents operating income divided by the weighted average shares outstanding for the reporting period. Management uses operating income and operating income per share as measures of the Company’s ongoing profitability since they eliminate the effect of securities market volatility from earnings.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies—including political, economic, regulatory, climatic, competitive, legal, and technological—any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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